EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-87344, 333-76367 and 333-59672) and in the Registration Statements on Form S-3 (Nos. 333-90374, 333-111740, 333-112288 and 333-32616) of Merix Corporation of our report dated August 10, 2005 relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Portland, Oregon

August 10, 2005